Exhibit 99.1

Potlatch Corporation

Revision of Business Segment Information

(Unaudited)

(Dollars in thousands)	3 months 3/31/06	3 months 6/30/06	6 months 6/30/06	3 months 9/30/06	9 months 9/30/06	3 months 12/31/06	12 months 12/31/06
Period ended
Operating income (loss)
Resource	$18,442	$16,110	$34,552	$24,804	$59,356	$21,988	$81,344
Real Estate	489	1,491	1,980	788	2,768	9,149	11,917
Wood Products *	7,443	3,622	11,065	(5,210)	5,855	33,610	39,465
Pulp and Paperboard	3,001	(5,396)	(2,395)	16,753	14,358	9,204	23,562
Consumer Products	6,889	6,984	13,873	6,186	20,059	7,210	27,269
Eliminations	670	1,050	1,720	(6,579)	(4,859)	1,107	(3,752)

	36,934	23,861	60,795	36,742	97,537	82,268	179,805
Corporate	(18,157)	(17,411)	(35,568)	(18,332)	(53,900)	(17,564)	(71,464)

Consolidated earnings from Continuing

Operations before taxes	18,777	6,450	25,227	18,410	43,637	64,704	108,341

Provision (benefit) for taxes	(50,537)	(1,795)	(52,332)	(12,665)	(64,997)	17,292	(47,705)

Earnings from Continuing Operations	$69,314	$8,245	$77,559	$31,075	$108,634	$47,412	$156,046

Discontinued Operations, net of tax	(3,590)	(5,839)	(9,429)	(5,378)	(14,807)	(2,129)	(16,936)

Net Earnings	$65,724	$2,406	$68,130	$25,697	$93,827	$45,283	$139,110

Per diluted common share:
Earnings from Continuing Operations	$2.33	$0.21	$2.26	$0.80	$3.03	$1.22	$4.26
Net Earnings	2.21	0.06	1.98	0.66	2.62	1.16	3.79

*	Fourth quarter and full year 2006 results for Wood Products included $39.3 million associated with the negotiated settlement of the softwood lumber trade dispute between the U.S. and Canada.

On March 31, 2006, the company paid a special earnings and profits distribution, consisting of approximately 9.1 million shares of common stock and $89 million in cash, in association with the company’s conversion to a Real Estate Investment Trust. Reflected below are pro forma results giving effect to the common stock distribution for diluted earnings per common share, as if the common stock portion of the distribution had occurred at the beginning of each period:

	3 months 3/31/06	3 months 6/30/06	6 months 6/30/06	3 months 9/30/06	9 months 9/30/06	3 months 12/31/06	12 months 12/31/06
Period ended
Per diluted common share:
Earnings from Continuing Operations
As reported above	$2.33	$0.21	$2.26	$0.80	$3.03	$1.22	$4.26
Pro forma	1.79	0.21	2.00	0.80	2.80	1.22	4.01

Net Earnings
As reported above	2.21	0.06	1.98	0.66	2.62	1.16	3.79
Pro forma	1.70	0.06	1.76	0.66	2.42	1.16	3.58